Exhibit 99

Farmers & Merchants Bancorp
Announces Increase in Stock Repurchase Program

The Board of Directors of Farmers & Merchants Bancorp has approved increasing the funds available for the Company’s Common Stock Repurchase Program.  The Board’s resolution authorized up to $20 million over the four year period ending October 31, 2012.

Since the inception of the Company’s Common Stock Repurchase Program in 1998, the Company has repurchased over 88,000 shares totaling $32.3 million.

The Board approved this extension and increase in the Common Stock Repurchase Program because of the possibility that the Company will generate more capital in the future than it needs to meet sustainable growth targets while continuing to be classified “well-capitalized” under regulatory guidelines. While the Board and management intend to manage the Common Stock Repurchase Program so as to complement the Company’s cash dividend payment objectives, no assurance can be given as to future dividend levels.

Stock repurchases will continue to be made on the open market or through private transactions. The Common Stock Repurchase Program requires that no purchases may be made if the Company’s current “well-capitalized” status would be impacted. All shares repurchased under the Common Stock Repurchase Program have been and will continue to be retired.

Kent Steinwert, President and C.E.O. commented, “Since Farmers & Merchants Bancorp common stock is not listed on a major stock exchange, the majority of shares outstanding continue to be held in certificate form. As a result, the Company is willing to purchase shares directly in private transactions. Interested sellers may contact Stephen W. Haley, Chief Financial Officer, at 209-367-2411.”

Regarding open market transactions, Steinwert indicated that shares sold through brokers in the open market are traded via the OTC Bulletin Board under the symbol FMCB.OB. Historically, these transactions have been limited both in frequency and dollar amount. Periodically, the Company will place a bid order under the repurchase program with a broker to acquire common shares traded on the OTC Bulletin Board. All open market purchases by the Company will be made at prices that do not exceed the higher of the last independent transaction price or the last independent bid. In open market transactions, a selling shareholder is responsible for any fees or commissions charged by their broker.

Steinwert was careful to emphasize, “Any shareholder who is planning to sell all or a portion of their shares should obtain as much information as possible concerning recent FMCB common stock transaction prices.  Information is available from brokers, on the internet and, as it relates to private transactions, from the Company’s CFO, Steve Haley.  However, the Company does not guarantee the accuracy of any information obtained from third party sources.”

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.